Exhibit 14(a)

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in Pre-Effective Amendment No. 1 to Registration Statement No. 333-48526 on Form N-14 of MuniHoldings New York Insured Fund, Inc. (the “Fund”) of our report dated October 10, 2000 relating to the financial statements and financial highlights of the Fund appearing in this Registration Statement. We also consent to the reference to us under the captions “COMPARISON OF THE FUNDS — Financial Highlights — New York Insured” and “EXPERTS” appearing in the Joint Proxy Statement and Prospectus, which is a part of this Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

November 8, 2000